UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 22, 2008

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

Sealy Drive, One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2008, the Board of Directors of Sealy Corporation (the “Company”) appointed Lawrence J. Rogers as the Company’s President and Chief Executive Officer.  He had been serving as the Company’s interim Chief Executive Officer since March 12, 2008.

Mr. Rogers joined Sealy in 1979.  He had been President of Sealy North America since December 2006 and had also served as President of Sealy International and Sealy Canada.

At a meeting on July 22, 2008, the Compensation Committee of the Board of Directors approved the following changes to Mr. Rogers’ employment agreement in connection with his promotion.  Under the amended agreement, Mr. Rogers will receive an annual base salary of $700,000. He will also participate in the Company’s annual bonus plan pursuant to which he will be eligible to receive an annual bonus of between 0% to 200% of such base salary (with a target bonus equal to 100% of such base salary).  In addition, the amended agreement will provide that, if Mr. Rogers’ employment is terminated by the Company without “cause” or by Mr. Rogers with “good reason” (each as defined in the amended agreement), he will be entitled to receive a severance package that consists of two years of salary continuation, a pro-rated portion of his annual bonus payable for the year of termination, annual bonus payments for two years in an amount equal to 100% of his base salary (pro-rated for any partial year), and two years of continued medical, dental, disability and life insurance coverage.  The amended agreement will also provide that, if Mr. Rogers’ employment is terminated for any reason other than by the Company for “cause” (as defined in the amended agreement), Mr. Rogers will be entitled to exercise any of his vested options to purchase Company shares for a period of two years following his termination of employment (or, if shorter, until the expiration of the term of such option).

In addition, the Compensation Committee approved a grant to Mr. Rogers of options to purchase 300,000 shares of Company common stock, having a per share exercise price equal to $6.85.  These options will vest in equal annual installments over four years from the date of grant and will expire on the seventh anniversary of the grant date.  The Compensation Committee also approved an additional grant to Mr. Rogers of options to purchase 300,000 shares of Company common stock.  These options will vest based on the Company’s achievement of certain performance targets and will expire on the seventh anniversary of the grant date.

The Compensation Committee also approved a grant to Mr. Rogers of 291,971 restricted shares of Company common stock.  Two-thirds of such restricted shares will vest on the second anniversary of the grant date, and one-third of such restricted shares will vest on the third anniversary of the grant date.  This grant is subject in its entirety to the Company’s shareholders’ approval of an amendment to the Company’s current 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries, which amendment would, if adopted, permit the grant of restricted stock awards under such plan.  This plan currently only permits the Company to grant stock options, stock appreciation rights, and dividend equivalent rights to employees of the Company and its subsidiaries.

Biographical and related party information for Mr. Rogers is incorporated herein by reference to the information presented the Company’s Annual Report on Form 10-K for the year ended December 2, 2007 filed with the U.S. Securities and Exchange Commission on January 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALY CORPORATION

	/s/	Jeffrey C. Ackerman
Date: July 28, 2008

	By:	Jeffrey C. Ackerman

	Its:	Executive Vice President and Chief Financial Officer